UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

WESTMOUNTAIN GOLD, INC.

(Exact name of registrant as specified in its charter)

Colorado	000- 53028	26-1315498

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 E Lake St. Ste. 401 Sandpoint, ID
(Address of Principal Executive Offices)

(208) 265-1717
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 23, 2014, the Company received the  Loan and Note Modification Agreement dated as of April 15, 2014 (the “Modification Agreement”) between the Company and BOCO Investments, LLC (“BOCO”) executed by BOCO. The Modification Agreement modifies three Loan Agreements, Security Agreements and related Promissory Notes between the Company and BOCO  (collectively, the “Loan Documents”) that were previously in default and extends the maturity date of the debt to December 31, 2015.

The Company and a related party vendor, Minex Exploration, have agreed to convert $400,000.00 of the Minex Exploration Payable into shares of the Company’s common stock at a price per share of $0.45 (the “Minex Conversion”).

Upon completion of the Minex Conversion and upon the fulfilment of certain conditions pertaining to   an anticipated  debt-equity offering by the Company  (the “Debt-Equity Offering”),  the Company and BOCO have agreed: (i) to provide for the payment and/or conversion of portions of the outstanding Promissory Notes, including all accrued interest thereon, in shares of common stock of the Company; (ii) to extend and re-price some of the warrants previously issued to BOCO in connection with the Loan Documents; (iii) to issue new, additional warrants to BOCO; and (iv) to provide for the investment of additional funds by BOCO in the  Debt-Equity Offering.

No assurances can be given as to the Company’s ability to meet the conditions set forth in the Modification Agreement for the payment or conversion of the Promissory Notes.  In addition, no assurances can be given that the Company will raise any or all of the funds sought in its Debt-Equity Offering.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.                                           Description

99.1                                           Loan and Note Modification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMOUNTAIN GOLD, INC.

Date: April 24, 2014	By:	/s/ Gregory Schifrin
	Name:	Gregory Schifrin
	Title:	Chief Executive Officer